ARC Reports Growth in Overall Sales and Earnings for Q1 2024

SAN RAMON, CA – (May 7, 2024) – ARC Document Solutions, Inc. (NYSE: ARC), a leading provider of digital printing and document-related services, today reported its financial results for the first quarter ended March 31, 2024.

Financial Highlights:
	Three Months Ended
	March 31,
(All dollar amounts in millions, except EPS)	2024	2023
Net sales	$70.8	$68.9
Gross margin	32.2%	33.3%
Net income attributable to ARC	$2.5	$1.9
Adjusted net income attributable to ARC	$2.6	$2.2
Earnings per share - diluted	$0.06	$0.04
Adjusted earnings per share - diluted	$0.06	$0.05
Cash provided by operating activities	$3.7	$3.8
EBITDA	$7.9	$8.2
Adjusted EBITDA	$8.6	$8.7
Capital expenditures	$3.1	$2.3
Debt & finance leases (including current)	$60.7	$64.8

Management Commentary:
“ARC’s business transformation remains on track,” said Suri Suriyakumar, Chairman and CEO of ARC. “We are gratified that our strategic focus and selective investments are driving top line growth, even while material and labor costs continue to pressure margins.”
“Our focus on key business lines, and the efforts our teams have made over the past three months rewarded us with nearly three percent growth in sales for the first quarter,” said Dilo Wijesuriya, President and COO of ARC. “U.S., Canadian, U.K., and other international markets all had positive sales momentum, but we had to work for it. Construction and design activity slowed which affected plan printing, and capital spending was constrained. We fought back with color and scanning to offset these challenges and delivered a solid quarter.”

“Revenue growth drove the one cent increase in earnings per share for the quarter, but we felt the impact of inflationary pressures at the gross margin line,” said Jorge Avalos, Chief Financial Officer. “That said, we secured our annual dividend with cash flows that were in line with the prior year period, and we expect to continue purchasing more of our own stock in 2024.”

2024 First Quarter Supplemental Information:
Net sales were $70.8 million, a 2.7% increase compared to the first quarter of 2023.
Cash & cash equivalents on the consolidated balance sheet in the first quarter 2024 were $52.0 million.
ARC’s next quarterly cash dividend of $0.05 will be paid on May 31, 2024 with a record date of April 30, 2024.
Days sales outstanding were 48 in Q1 2024 and 51 in Q1 2023.
The number of MPS locations have declined slightly year over year to approximately 10,400 as of March 31, 2024, representing a net decrease of approximately 300 locations compared to March 31, 2023.

Net Revenue

In millions	1Q 2024	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Total net revenue	$70.8	$281.2	$68.9	$71.1	$72.4	$68.9
In the first quarter 2024, net sales increased 2.7%, compared to the same period in 2023. The increase in net sales for the three months ended March 31, 2024 compared to the same period in 2023 was primarily driven by the growth of sales in Digital Printing and Scanning and Digital Imaging sales. Growth for the period was partially offset by small declines in sales of our other products and services.
Revenue by Business Lines

In millions	1Q 2024	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Digital Printing	$42.7	$170.1	$40.9	$43.5	$44.2	$41.4
MPS	$18.6	$74.8	$18.2	$18.6	$19.0	$19.0
Scanning and Digital Imaging	$5.7	$20.3	$5.5	$5.0	$5.3	$4.6
Equipment and supplies	$3.8	$16.0	$4.3	$3.9	$3.9	$3.9
In the first quarter 2024, Digital Printing sales increased 3.3% compared to prior year. Year-over-year sales saw healthy increases in digital color graphic printing from new and existing customers. This growth was offset by a small decrease in digital plan printing sales which we continue to attribute to less activity and lower spending on new construction projects due to high interest rates and the subsequent higher costs of capital over the past year.
In the first quarter 2024, MPS sales decreased 2.3% year-over-year. MPS sales have remained in a narrow band between $18 million to $19 million per quarter for more than two years, strongly implying fewer employees in the workplace will continue to constrain onsite print volumes relative to historical averages.
In the first quarter 2024, Scanning and Digital Imaging sales increased 23.4% year-over-year. The increase in sales of our Scanning and Digital Imaging services continues to be driven by growing demand for paper-to-digital document conversions and digital archives to replace long-term warehoused paper document storage. We believe that our Scanning and Digital Imaging services will continue to grow in the future.
In the first quarter 2024, Equipment and Supplies sales decreased 3.0% year-over-year. Equipment and Supplies sales continue to decline primarily in the U.S., while sales from our Chinese joint venture rose slightly. We attribute the decrease in U.S. sales to the desire of our domestic customers to reduce capital spending due to the increasing interest rates of the past couple of years.
Gross Profit

In millions unless otherwise indicated	1Q 2024	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Gross profit	$22.8	$94.4	$22.2	$24.1	$25.2	$22.9
Gross margin	32.2%	33.6%	32.2%	34.0%	34.8%	33.3%
In the first quarter 2024, gross profit and gross margin were $22.8 million, and 32.2%, respectively, a year-over-year margin decline of 110 basis points driven primarily by increases in labor and material costs due to inflation pressures and increased hiring as we increased and adjusted capacity for our digital color graphic printing and Scanning and Digital Imaging Services. The increase in labor cost was partially offset by the decrease in depreciation of $0.6 million.
Selling, General and Administrative Expenses

In millions	1Q 2024	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Selling, general and administrative expenses	$19.1	$76.3	$18.6	$19.3	$19.0	$19.5
Selling, general and administrative expenses decreased by $0.4 million or 2.1% year-over-year. The decrease is primarily due to lower bonus accruals and consulting fees, partially offset by the increase in sales and marketing initiatives that are helping drive the growth within digital color graphic printing and Scanning and Digital Imaging Service sales.

Net Income and Earnings Per Share

In millions unless otherwise indicated	1Q 2024	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Net income attributable to ARC – GAAP	$2.5	$8.2	$(0.9)	$3.2	$4.0	$1.9
Adjusted net income attributable to ARC	$2.6	$11.8	$2.4	$3.2	$4.1	$2.2

Earnings per share attributable to ARC
Diluted EPS – GAAP	$0.06	$0.19	$(0.02)	$0.07	$0.09	$0.04
Adjusted diluted EPS	$0.06	$0.27	$0.05	$0.07	$0.09	$0.05
Year-over-year net income attributable to ARC and earnings per share increased during the first quarter of 2024. The increase was driven primarily by lower selling, general and administrative expenses and interest expense.
Cash Provided by Operating Activities

In millions	1Q 2024	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023
Cash provided by operating activities	$3.7	$36.6	$13.7	$8.7	$10.3	$3.8
The slight decrease in cash flows from operations during the first quarter of 2024 was primarily due to timing of receivable collections as a result of an increase in sales.
EBITDA

In millions	1Q 2024	FYE 2023	4Q 2023	3Q 2023	2Q 2023	1Q 2023
EBITDA	$7.9	$31.9	$3.7	$9.4	$10.6	$8.2
Adjusted EBITDA	$8.6	$38.1	$8.3	$10.0	$11.1	$8.7
Despite the increase in revenue in the first quarter of 2024, EBITDA and Adjusted EBITDA decreased modestly due to lower gross margin, as described above.

	Three Months Ended
	March 31,
Sales from Services and Product Lines as a Percentage of Net Sales	2024	2023
Digital Printing	60.4%	60.0%
MPS	26.2%	27.6%
Scanning and Digital Imaging	8.0%	6.7%
Equipment and supplies sales	5.4%	5.7%

Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Tuesday, May 7, 2024, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results of the Company’s first quarter of 2024. To access the live conference call outlining ARC’s 2024 first quarter results, dial (800) 715-9871. International callers may join the conference by dialing (646) 307-1963. The conference code is 1511143 and will be required to dial into the call. A live webcast will also be made available at: https://events.q4inc.com/attendee/298624556 or on the Company's investor relations website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)
ARC partners with top brands around the world to tell their stories through visually compelling graphics. We use advanced digital printing technology, sustainable materials, and innovative techniques to bring their vision to life. ARC also provides other digital printing and scanning services to a wide variety of industries all over North America and in select markets around the world. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, and on the Company’s operations. Words and phrases such as, “driving top line growth,” “we expect,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, digital printing industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the section titled "Part I - Item 1A. Risk Factors" of ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	March 31,	December 31,
Current assets:	2024	2023
Cash and cash equivalents	$52,029	$56,093
Accounts receivable, net of allowances for accounts receivable of $1,942 and $1,857	37,887	35,775
Inventory	9,277	8,818
Prepaid expenses	4,507	3,988
Other current assets	3,571	3,978
Total current assets	107,271	108,652
Property and equipment, net of accumulated depreciation of $227,877 and $229,122	40,848	40,925
Right-of-use assets from operating leases	34,459	32,838
Goodwill	121,051	121,051
Other intangible assets, net	149	162
Deferred income taxes	3,559	4,383
Other assets	1,947	2,113
Total assets	$309,284	$310,124
Current liabilities:
Accounts payable	$24,023	$24,175
Accrued payroll and payroll-related expenses	9,022	9,401
Accrued expenses	17,549	18,787
Current operating lease liabilities	10,171	9,924
Current portion of finance leases	8,095	8,870
Total current liabilities	68,860	71,157
Long-term operating lease liabilities	28,730	27,357
Long-term debt and finance leases	52,635	53,366
Deferred income taxes	148	52
Other long-term liabilities	2,455	2,467
Total liabilities	152,828	154,399
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 52,941 and 52,526 shares issued and 43,179 and 42,783 shares outstanding	53	52
Additional paid-in capital	137,146	136,460
Retained earnings	44,495	44,144
Accumulated other comprehensive loss	(4,347)	(4,200)
	177,347	176,456
Less cost of common stock in treasury, 9,762 and 9,743 shares	22,445	22,390
Total ARC Document Solutions, Inc. stockholders’ equity	154,902	154,066
Noncontrolling interest	1,554	1,659
Total equity	156,456	155,725
Total liabilities and equity	$309,284	$310,124

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended
	March 31,
	2024	2023
Net sales	$70,792	$68,918
Cost of sales	47,985	45,993
Gross profit	22,807	22,925
Selling, general and administrative expenses	19,071	19,482
Amortization of intangible assets	10	11
Income from operations	3,726	3,432
Other income, net	(36)	(11)
Interest expense, net	310	456
Income before income tax provision	3,452	2,987
Income tax provision	1,088	1,160
Net income	2,364	1,827
Loss attributable to the noncontrolling interest	89	113
Net income attributable to ARC Document Solutions, Inc. stockholders	$2,453	$1,940
Earnings per share attributable to ARC Document Solutions, Inc. stockholders
Basic	$0.06	$0.05
Diluted	$0.06	$0.04
Weighted average common shares outstanding:
Basic	42,191	42,552
Diluted	43,049	43,764

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)	Three Months Ended
	March 31,
	2024	2023
Cash flows from operating activities
Net income	$2,364	$1,827
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	97	98
Depreciation	4,040	4,652
Amortization of intangible assets	10	11
Amortization of deferred financing costs	17	16
Stock-based compensation	651	494
Deferred income taxes	841	962
Deferred tax valuation allowance	59	43
Other non-cash items, net	(55)	(75)
Changes in operating assets and liabilities:
Accounts receivable	(2,286)	(698)
Inventory	(495)	(583)
Prepaid expenses and other assets	2,411	3,258
Accounts payable and accrued expenses	(3,953)	(6,181)
Net cash provided by operating activities	3,701	3,824
Cash flows from investing activities
Capital expenditures	(3,075)	(2,255)
Other	66	92
Net cash used in investing activities	(3,009)	(2,163)
Cash flows from financing activities
Proceeds from stock option exercises	4	1,036
Proceeds from issuance of common stock under Employee Stock Purchase Plan	32	29
Share repurchases	(55)	(117)
Payments on finance leases	(2,552)	(3,183)
Borrowings under revolving credit facilities	40,000	42,000
Payments under revolving credit facilities	(40,000)	(42,000)
Dividends paid	(2,108)	(2,122)
Net cash used in financing activities	(4,679)	(4,357)
Effect of foreign currency translation on cash balances	(77)	(62)
Net change in cash and cash equivalents	(4,064)	(2,758)
Cash and cash equivalents at beginning of period	56,093	52,561
Cash and cash equivalents at end of period	$52,029	$49,803
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$1,106	$1,485
Operating lease obligations incurred	$4,235	$3,365

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2024	2023
Service sales
Digital Printing	$42,725	$41,379
MPS	18,584	19,016
Scanning and Digital Imaging	5,671	4,594
Total service sales	66,980	64,989
Equipment and Supplies Sales	3,812	3,929
Total net sales	$70,792	$68,918

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2024	2023
Cash flows provided by operating activities	$3,701	$3,824
Changes in operating assets and liabilities	4,323	4,204
Non-cash expenses, including depreciation and amortization	(5,660)	(6,201)
Income tax provision	1,088	1,160
Interest expense, net	310	456
Loss attributable to the noncontrolling interest	89	113
Depreciation and amortization	4,050	4,663
EBITDA	7,901	8,219
Stock-based compensation	651	494
Adjusted EBITDA	$8,552	$8,713
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2024	2023
Net income attributable to ARC Document Solutions, Inc.	$2,453	$1,940
Interest expense, net	310	456
Income tax provision	1,088	1,160
Depreciation and amortization	4,050	4,663
EBITDA	7,901	8,219
Stock-based compensation	651	494
Adjusted EBITDA	$8,552	$8,713
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2024	2023
Net income attributable to ARC Document Solutions, Inc.	$2,453	$1,940
Deferred tax valuation allowance and other discrete tax items	107	234
Adjusted net income attributable to ARC Document Solutions, Inc.	$2,560	$2,174

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. stockholders:
Basic	$0.06	$0.05
Diluted	$0.06	$0.04
Weighted average common shares outstanding:
Basic	42,191	42,552
Diluted	43,049	43,764

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. stockholders:
Basic	$0.06	$0.05
Diluted	$0.06	$0.05
Weighted average common shares outstanding:
Basic	42,191	42,552
Diluted	43,049	43,764
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income and adjusted earnings per share presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, net income margin, diluted earnings per share or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity. We have presented these measures because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
EBITDA represents net income before interest, taxes, depreciation and amortization. We calculate EBITDA margin by dividing EBITDA by net sales.
We use EBITDA and EBITDA margin to measure and compare the performance of our operating divisions. Our operating divisions’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating divisions. We use EBITDA and EBITDA margin to compare the performance of our operating divisions and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA and EBITDA margin to evaluate potential acquisitions and potential capital expenditures.
EBITDA and EBITDA margin have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and EBITDA margin only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC stockholders for the three months ended March 31, 2024 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. We believe this presentation helps facilitate our investors understanding of our results of operations and allows them to make meaningful comparisons of our operating results for the three months ended March 31, 2024 against the corresponding periods in 2023. We believe these changes were the result of items which are not indicative of our actual operating performance.
We have presented Adjusted EBITDA for the three months ended March 31, 2024 to exclude stock-based compensation expense. We calculated Adjusted EBITDA margin by dividing Adjusted EBITDA by net sales. The adjustment to exclude stock-based compensation expense from EBITDA is consistent with the definition of Adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance and ability to access our credit facility.